HARSCO CORPORATION
Exhibit 12
Computation of Ratios of Earnings to Fixed Charges

(In Thousands of Dollars)

                                                  YEARS ENDED DECEMBER 31
                                             1990         1991         1992         1993         1994
                                             ____         ____         ____         ____         ____

Consolidated Earnings:

Pre-tax income from continuing
operations <F1>                            $115,587     $119,647     $140,576     $137,151     $146,089

Add fixed charges computed below             21,864       23,544       22,425       23,879       37,982

Net adjustments for equity companies           (532)        (439)        (454)        (363)        (134)

Net adjustments for capitalized
       interest                                (255)        (469)        (134)        (172)        (274)
                                           ________     ________     ________     ________     ________
Consolidated Earnings Available for
Fixed Charges                              $136,664     $142,283     $162,413     $160,495     $183,663
                                           ________     ________     ________     ________     ________
                                           ________     ________     ________     ________     ________

Consolidated Fixed Charges:

Interest expense per financial
statements <F2>                             $17,506      $18,925      $18,882      $19,974     $34,048

Interest expense capitalized                    345          574          355          332         338

Portion of rentals (1/3) representing
an interest factor                            4,013        4,045        3,188        3,573       3,576

Interest expense for equity companies
whose debt is guaranteed <F3>                     -            -            -            -           -
                                           ________     ________     ________     ________     ________
Consolidated Fixed Charges                  $21,864      $23,544      $22,425      $23,879     $37,982
                                           ________     ________     ________     ________     ________
                                           ________     ________     ________     ________     ________

Consolidated Ratio of Earnings to
Fixed Charges                                  6.25         6.04         7.24         6.72        4.84
                                           ________     ________     ________     ________     ________
                                           ________     ________     ________     ________     ________


<F1>  1992 excludes the cumulative effect of change in accounting method for postretirement benefits other than pensions.

<F2>  Includes amortization of debt discount and expense.

<F3>  No fixed charges were associated with debt of less than fifty percent owned companies guaranteed by Harsco during the five year period 1990 through 1994.
